Exhibit 99.1

JOHN HAMMERGREN ANNOUNCES RETIREMENT; BRIAN TYLER TO BECOME

McKESSON’S CEO AND EDWARD MUELLER TO CHAIR BOARD

SAN FRANCISCO—November 1, 2018—McKesson Corporation (NYSE:MCK) today announced that John H. Hammergren, chairman and chief executive officer (CEO), has decided to retire, effective March 31, 2019. McKesson’s Board of Directors has unanimously selected Brian Tyler, 51, currently president and chief operating officer (COO), to succeed Hammergren as CEO, effective April 1, 2019. Tyler will also remain as president.

Edward Mueller, 71, currently lead independent director on McKesson’s Board of Directors, will succeed Hammergren as an independent chairman of the Board, also effective April 1, 2019.

“It has been an honor to serve as McKesson’s CEO for nearly 20 years,” Hammergren said. “We are making solid progress with our strategic growth initiative and the company is in a strong financial position. This is the right time to turn the leadership reins over to the next generation and no one is better equipped than Brian to lead McKesson into the future. He is a gifted leader with deep industry knowledge and an unwavering commitment to enhancing value for our customers and their patients.”

Under Hammergren’s leadership, McKesson has become the leading provider of healthcare services and information technology solutions that help organizations across the healthcare industry improve their business performance and deliver better care. In the time since he became CEO on April 1, 2001, the company has more than quadrupled revenues to $208 billion, expanded into global markets, and advanced to number six on the Fortune 500, reflecting total shareholder returns of more than 400% or 9% on a compound annual basis (as of October 31, 2018). These results reflect significant outperformance compared to the S&P 500 Health Care Index.

Hammergren took over the company at a time of crisis and created its ICARE shared principles, which serve as the foundation for McKesson’s culture and values across the globe. Recognizing his tremendous track record of success, Harvard Business Review named Hammergren as one of their 100 “Top Performing CEOs in the World.”

“There are few leaders who have had such an impact on a company and on an entire industry,” said Mueller. “Over nearly two decades, John has built one of the greatest organizations in healthcare—a company that has had a far-reaching, positive impact on patient care in every setting. On behalf of McKesson’s entire Board, I want to thank John for his countless contributions and tremendous leadership since assuming the CEO role.”

Brian Tyler to be new CEO & President

Currently president and COO of McKesson, Tyler is a 21-year McKesson veteran. He has led nearly every major business within the company as well as McKesson’s corporate strategy and business development unit. His previous McKesson leadership roles include:

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McKesson Europe: Tyler served as chairman of the Management Board (CEO) of McKesson Europe, where he drove revenue growth to $27.3 billion by focusing on operational excellence, collaboration and innovation.

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North American Pharmaceutical Distribution Services: He had overall leadership responsibility for McKesson’s pharmaceutical distribution and related businesses in North America, including McKesson U.S. Pharmaceutical, McKesson Canada, McKesson Specialty Health and McKesson Pharmacy Systems & Automation.

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Corporate Strategy and Business Development: Tyler served as executive vice president of Corporate Strategy and Business Development where he led the overall corporate strategy for McKesson. Tyler helped guide strategy development across McKesson’s business units as well as led the mergers and acquisitions function across the company.

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U.S. Pharmaceutical: He oversaw the business unit’s operations and the distribution of pharmaceuticals and other healthcare related products to customers in four primary segments: national and regional retail pharmacy chains; retail independent pharmacies; hospital providers; and mail pharmacy.

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McKesson Medical-Surgical: He led the nation’s largest alternate site distributor to physician offices, long-term care facilities, surgery centers, direct-to-patient home care and occupational health, and employers.

•	McKesson Specialty Care Solutions: Tyler served as president with responsibility for distribution, logistics and pharmacy operations, marketing services, and Prospective Health, Inc.

•	McKesson Distribution Solutions: He joined the company as vice president of strategy and business development for McKesson Distribution Solutions in 1997.

“Brian is the ideal leader to guide McKesson through the next era,” said Mueller. “Having spent his entire career in healthcare, he has a strong point of view on the future of the industry, both in the U.S. and globally, as well as how McKesson will continue to play an integral role in improving care while driving value for McKesson’s shareholders.”

Tyler earned his Ph.D. and M.A. from the University of Chicago, Department of Economics in 1994, where he studied under a grant from the National Science Foundation, and earned his B.A. in economics with high honors from the University of California Santa Cruz in 1989. Prior to joining McKesson, he spent three years at Integral, Inc. as a senior associate, Health Care Consulting in Cambridge, MA.

Ed Mueller to be new Chairman of the Board

Mueller, currently lead independent director on McKesson’s Board of Directors, will provide strong leadership continuity for McKesson as chairman of the company’s Board of Directors. He has been a director of McKesson since April 2008 and has served as the lead independent director since July 2013.

“Ed Mueller will be a terrific chairman of our Board of Directors,” said Hammergren. “During his 10 years of service on our Board, Ed has developed a deep knowledge of McKesson and our industry. He has the respect of our board, McKesson’s leaders and our investors.”

Mueller held the position of chairman and chief executive officer of Qwest Communications from August 2007 to April 2011. He has also served as chief executive officer of Williams-Sonoma, Inc. and Ameritech Corporation, a subsidiary of SBC Communications. He was formerly a director of The Clorox Company, CenturyLink, Inc., Williams-Sonoma, Inc. and VeriSign, Inc.

The entire Board will work closely with Hammergren, Tyler and Mueller over the coming months to ensure a smooth transition. Hammergren will remain chairman of the Board for Change Healthcare and will continue to support McKesson in an advisory capacity after his retirement.

About McKesson Corporation

McKesson Corporation, currently ranked 6th on the FORTUNE 500, is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information technology. McKesson partners with pharmaceutical manufacturers, providers, pharmacies, governments and other organizations in healthcare to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our employees work every day to innovate and deliver opportunities that make our customers and partners more successful — all for the better health of patients. McKesson has been named the “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, and a top military-friendly company by Military Friendly. For more information, visit www.mckesson.com.

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Contacts:

Craig Mercer, 415-983-8391 (Investors and Financial Media)

Craig.Mercer@McKesson.com

Kristin Chasen, 415-983-8974 (General and Business Media)

Kristin.Chasen@McKesson.com